Exhibit 3.3

Annex A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

INSTAR SERVICES GROUP, INC.

First: The name of this Corporation is InStar Services Group, Inc.

Second: Its registered office in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801. The registered agent in charge thereof is The Corporation Trust Company.

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth: The amount of the total stock of this corporation is authorized to issue is 1000 shares (number of authorized shares) with a par value of $.01 per share.

Fifth: To the fullest extent permitted by the General Corporation Law of Delaware, as the same may be amended from time to time, the corporation shall indemnify any and all of its directors and officers, or former directors and officers, or any person who may have served at the corporation’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.